UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2011
(Commission File Number)	Exact names of registrants as specified in their charters, address of principal executive offices, telephone number and state of incorporation	(IRS Employer Identification No.)

1-15929	PROGRESS ENERGY, INC.	56-2155481
410 S. Wilmington Street
Raleigh, North Carolina 27601-1748
Telephone: (919) 546-6111
State of Incorporation: North Carolina

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – OTHER EVENTS

Item 8.01  Other Events.

    On October 7, 2011, Duke Energy Carolinas, LLC (“Duke Energy Carolinas ”) made a filing with the North Carolina Utilities Commission (the “NCUC”) outlining its proposed mitigation plan to address market power concerns by the Federal Energy Regulatory Commission (the “FERC”) resulting from the proposed merger (the “Merger”) between Progress Energy, Inc. ("Progress Energy") and Duke Energy Corporation (“Duke Energy”) and requesting either a waiver from the NCUC of a required 30-day notification period or an expedited notification period before filing any agreement or proposed agreement with the FERC which could affect retail rates. On September 30, 2011, FERC issued an order conditionally authorizing the Merger, subject to the FERC’s approval of mitigation measures to address its finding that the Merger could have an adverse effect on competition in the North Carolina and South Carolina wholesale power markets. The companies have up to 60 days to propose measures with FERC to address its market power concerns. Progress Energy and Duke Energy intend to file their proposed mitigation plan with FERC by mid-October if they obtain either a waiver of the 30-day notification period or an expedited notification period from the NCUC.

    The NCUC filing highlights that Progress Energy and Duke Energy intend to propose a “virtual divestiture,” which is an option FERC indicated could be used to mitigate its market power concerns. A virtual divestiture would involve the offering of a certain amount of power into the market rather than the sale or divestiture of physical assets. This offering is proposed to be made to entities serving load in the relevant areas at a price determined by average incremental cost plus 10 percent. On a daily basis, Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. plans to offer 500 megawatt hours during each summer hour, while Duke Energy Carolinas plans to offer 300 megawatt hours during each summer hour and 225 megawatt hours during each winter hour.

    The proposed mitigation plan will not impact the $650 million of guaranteed fuel and joint dispatch savings contained in settlement agreements with the North Carolina Public Staff and the South Carolina Office of Regulatory Staff.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGRESS ENERGY, INC.
Registrant

By:	/s/ David B. Fountain
David B. Fountain
Assistant Secretary

Date:  October 11, 2011